Exhibit 99.1

Alpha Energy Inc. Announces Fiscal 2022 Results

April 26, 2023 --Golden, CO – Alpha Energy, Inc. (Pink Open Market: APHE) a company acquiring existing oil and gas properties to restart, rework and recomplete, announced that on April 17, 2023, it reported its financial results for the full year ended December 31, 2022.

In its Annual Report on Form 10-K, filed with the Securities and Exchange Commission. The audited financial statements are available on the Company’s website and at www.sec.gov.

“We are thrilled to report that 2022 was a transformative year for our company, marked by several significant milestones. Despite facing various challenges and uncertainties, we remained committed to our mission and continued to deliver value to our shareholders and customers.” said Jay Leaver, President of the Company.

Some of the key achievements we would like to highlight include:

Acquisition of the Logan 1 project: We have acquired 34 well bores in Logan County, OK, positioned on 880 gross acres in Logan County and 160 leased acres in Lincoln County, OK, which will significantly enhance our portfolio and increase our production capacity. The Logan 1 Project had a January 1, 2022 PV-10% Proved plus Probable Reserve Valuation of $48,870,000. PV-10 is a non-GAAP measure of the value of the reserves, calculated in accordance with SEC guidelines, calculated at the present value of estimated future revenues less direct expenses discounted at an annual rate of 10%.

Establishing Alpha Energy Texas Operations LLC: We organized a wholly owned bonded operator, Alpha Energy Texas Operations LLC, which will enable us to streamline our operations and enhance our control over our assets.

Initiating rework and recomplete of well bores: We are committed to maximizing the potential of our existing Logan 1 assets, and this initiative will enable us to increase our production and enhance our operational efficiency.

Leasehold activity and Increased Reserves: Due to our leasing activities in 2022 we increased our presence in Logan County, OK to 1,620 gross leased acres, an increase of 84%. Subsequently, this activity also increased our PV-10% Proved plus Probable oil and gas reserves to $78,056,020, a 59% increase from the prior year’s evaluation.

Reporting our first Logan County operational revenues: We are proud to have achieved the first operational revenues of $270,627 from our current Logan 1 Project during the quarter ended December 31, 2022, compared to $3,389 of other revenues in the prior year ended December 31, 2021, a significant milestone that demonstrates the potential of our operations. For the fiscal years ended December 31, 2022 and 2021, we reported net loss of $1,582,549 and $1,070,738, respectively.

Strengthening our board: We added two new qualified board members and an audit committee chair who satisfies the requirements of the NYSE America Stock Exchange. These new members bring a wealth of experience and expertise in their respective fields and have implemented effective internal procedures and controls to facilitate the achievement of corporate milestones. Their skills and perspectives will be leveraged to enhance the Company’s strategic direction and decision-making.

Leaver added, "This has been an exciting year for Alpha Energy, Inc. We have made significant progress in enhancing our operational capacity, expanding our portfolio, and increasing our production. We are pleased to have accomplished so much in such a short period of time, and we believe that these milestones will enable us to deliver significant value to our shareholders in the years ahead. We remain committed to our mission of acquiring abandoned wells, restoring production and boosting productivity. We look forward to continuing to grow and develop our business in the coming years."

A copy of our PV-10% Proved plus Probable Reserve Valuation is included as an exhibit to our Annual Report on Form 10-K available at www.sec.gov.

Safe Harbor

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate”, “believe”, “contemplate”, “could”, “estimate”, “expect”, “intend”, “seek”, “may”, “might”, “plan”, “potential”, “predict”, “project”, “target”, “aim”, “should”, “will”, “would”, or the negative of these words or other similar expressions, although not all forward-looking statements contain these words,. Forward-looking statements are based on Alpha Energy, Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Alpha Energy, Inc. Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2022. Forward-looking statements contained in this announcement are made as of this date, and Alpha Energy, Inc. undertakes no duty to update such information except as required under applicable law. The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use the term “resource” in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the Alpha Energy, Inc. website.

For more information contact Jay Leaver at info@alpha-energy.us.